Exhibit 1A.4B

LIMITED LIABILITY COMPANY AGREEMENT

OF

Phytoplankton Ponus Ridge Solar LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of Phytoplankton Ponus Ridge Solar, LLC (this “Agreement”) is entered into and shall be effective as of October 22, 2020, by Plankton Energy, a New York limited liability company (“Plankton”), as the sole member of Phytoplankton Ponus Ridge Solar, LLC, a Delaware limited liability company (the “Company”). Plankton Energy LLC and any successor or transferee thereof, including any successor or transferee resulting from a transfer described in Section 9 herein, is referred to as the “Member”.

SECTION 1. LIMITED LIABILITY COMPANY AGREEMENT. This Agreement shall constitute the “limited liability company agreement” of the Company within the meaning of the Delaware Limited Liability Company Act (the “Act”) for all purposes including, without limitation, for classification of the Company as a “domestic eligible entity” that is disregarded as an entity separate from its owner for federal and all relevant state income tax purposes.

SECTION 2. THE COMPANY.

2.1 Formation. The Company was formed and organized by filing a Certificate of Formation with the Delaware Secretary of State on October 22, 2020. The rights and liabilities of the Member shall be as provided in the Act as the same may be modified by the terms and provisions of this Agreement.

2.2 Name. The name of the Company is Phytoplankton Ponus Ridge Solar LLC. The business of the Company shall be conducted under that name or under such other name, if any, as the Member shall determine.

2.3 Business. The Company may carry on any lawful business, purpose or activity. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

2.4 Registered Agent and Office. The registered agent for service of process and the registered office of the Company in the State of Delaware shall be Harvard Business Services Inc., 16192 Coastal Highway, Lewes, Delaware 19958. The Company may also have offices at such other places within or without the State of Delaware as the Member may from time to time determine or the business of the Company may require.

2.5 Title to Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed for all purposes to be owned by the Company, and the Member shall not have any individual interest in such property. Title to all such property shall be held in the name of the Company.

2.6 Term. The term of existence of the Company commenced upon the date of the filing of the Company’s Certificate of Formation with the office of the Secretary of State of the State of Delaware and shall continue until the earlier of (i) the date on which the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act and (ii) such earlier date as dissolution is required pursuant to the Act.

2.7 Fiscal Year. The Fiscal Year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended.

2.8 Liability of Member and Certain Other Persons.

(a) Neither (i) the Member nor (ii) any Authorized Person (defined below) shall have any liability under this Agreement or under the Act except as provided herein or as required by the Act. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither (i) the Member nor (ii) any Authorized Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or an Authorized Person of the Company. The Member shall be liable to the Company for the capital contributions specified in Section 3.1 and as may otherwise be required pursuant to the Act. The Member shall not be required to loan the Company any funds.

(b) Any expenses incurred by the Member on behalf of the Company shall be borne by the Company and the Member shall be reimbursed by the Company for such expenses.

2.9 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Member and Authorized Persons of the Company as herein set forth in this Agreement.

SECTION 3. CAPITAL.

3.1 Capital Contributions. The Member shall be obligated to make only such capital contributions to the Company as the Member shall agree to in writing. The Member shall not be obligated to make any contribution to capital of the Company other than as specified in this Section 3.1. The Member shall not be obligated to restore any deficit capital account balance.

3.2 Rights of Member in Capital. The Member shall have no right to distributions or to the return of any contribution to the capital of the Company except (i) for distributions in accordance with Section 5 or (ii) upon dissolution of the Company.

SECTION 4. ALLOCATIONS OF PROFITS AND LOSSES. Income, gain, loss, deduction or credit (or any item thereof) of the Company shall be allocated 100% to the Member.

SECTION 5. DISTRIBUTIONS. Cash available for distribution will be distributed to the Member in its discretion.

SECTION 6. MANAGEMENT.

6.1 Management by Member. The management of the business is vested in the Member. The Member shall have all rights and powers that are conferred by law as necessary, advisable or convenient in order to manage the business of the Company.

6.2 Member Liability. The liability of the Member shall be limited as provided pursuant to applicable law. The Member is in control, management, direction, and operation of the Company’s affairs and shall have powers to bind the Company with any legally binding agreement, including opening and administering bank accounts for the Company.

6.3 Powers of the Member. Without limiting Section 6.1, the Member is authorized on the Company’s behalf to make all decisions as to (a) the sale, development lease or other disposition of the Company’s assets; (b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of the Company’s assets; (d) the borrowing of money and the granting of liens on and security interests in the Company’s assets; (e) the pre-payment, refinancing or extension of any loan affecting the Company’s assets; (f) the guarantying of the obligations of others and the granting of liens on and security interests in the Company’s assets to secure the obligations of others; (g) the compromise or release of any of the Company’s claims or debts; and (h) the employment of persons, firms or corporations for the operation and management of the Company’s business. In the exercise of its management powers, the Member is authorized to execute and deliver (a) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company’s assets; (b) all checks, drafts and other orders for the payment of the Company’s funds; (c) all promissory notes, loans, security agreements and other similar documents; (d) all guaranties, pledge agreements, assignments for security and other similar documents; and (e) all other instruments of any other kind relating to the Company’s affairs, whether like or unlike the foregoing.

6.4 Authorized Persons. The Member may appoint individuals, with such titles as the Member may select, as officers, authorized persons, employees or agents of the Company to act on behalf of the Company, with such power and authority as the Member may delegate from time to time to any such person. Any such officers, authorized persons, employees and agents (each, an “Authorized Person”) may be removed by the Member at any time and from time to time, with or without cause. The Member and any Authorized Person (to the extent acting within the scope of their delegated authority) shall have the right to act for and bind the Company and may execute documents, instruments and contracts in the name of and on behalf of the Company.

SECTION 7. BOOKS AND RECORDS; ACCOUNTING; BUDGETS; FINANCIAL STATEMENTS; BANK ACCOUNTS.

7.1 Books and Records. The books and records of the Company shall be kept at the principal office of the Company.

7.2 Method of Accounting. The Company’s books of accounts shall be maintained in accordance with federal income tax accounting principles utilizing a method of accounting chosen by the Member after consultation with a certified public accountant.

7.3 Annual Statements. Following the end of the fiscal year and upon request of the Member, the Company shall prepare and deliver to the Member a balance sheet and income statement of the Company as of the end of such year, and a related statement of cash flows of the Company for such year, together with appropriate notes to such financial statements, and in each case setting forth in comparative form the corresponding figures for the preceding fiscal year and for the budget for the fiscal year just completed. At the same time and upon the request of the Member, the Company shall deliver to the Member a report indicating the Member’s share of all items of income, gain, loss, deduction and credit of the Company for such fiscal year for financial reporting purposes and any other financial information related to the Company which is reasonably requested by the Member for federal income tax purposes. The Company also shall provide similar information for state and local tax purposes upon request by the Member.

7.4 Bank Accounts. The Company may maintain appropriate accounts at one or more financial institutions for all funds of the Company as determined by the Member. Such accounts shall be used solely for the business of the Company. Withdrawals from such accounts shall be made only upon the signature of those persons authorized by the Member. The foregoing notwithstanding, the Company may maintain certain accounts as collateral accounts to secure the payment and performance of the obligations of the Company and any subsidiaries and such accounts may be subject to restrictions and procedures governing deposits to, transfers and withdrawals from, and investment of funds in, such accounts.

SECTION 8. TAX MATTERS.

8.1 Tax Returns. The Member shall cause any federal, state or local income tax returns of the Company to be prepared and filed on behalf of the Company, and they shall cause copies of such returns to be furnished to the Member.

8.2 Disregarded Entity for Federal and State Income and Franchise Tax Purposes. The Member intends that the Company shall be treated as a “domestic eligible entity” that is disregarded as an entity separate from its owner (a “Disregarded Entity”) for federal, state and local income and franchise tax purposes and shall take all reasonable action, including the amendment of this Agreement and the execution of other documents but without changing the economic relationships created by, or the essential terms of, this Agreement, as may be reasonably required to qualify for and receive treatment as a Disregarded Entity for federal income tax purposes.

SECTION 9. TRANSFER OF INTERESTS.

9.1 Transfer. The Member may sell, transfer, assign, exchange, mortgage, pledge, grant a security interest or lien in, on or against, or otherwise dispose of or encumber all or any part of its right, title and interest in the Company, including without limitation (i) its “limited liability company interest” (as such term is defined in section 18-101(8) of the Act) in the Company; (ii) its right to participate in the management of the business and the affairs of the Company; and (iii) its status as a “member” (as such term is defined in section 18-101(11) of the Act) in the Company (collectively, the “Interest”). Any transferee of all or part of the Member’s Interest shall be admitted as a member of the Company if (i) the transferor Member shall so provide in writing in the instrument of transfer, provided that, in the event of a transfer by reason of the death of a Member, the transferee shall be admitted as a Member without further action by the deceased Member, or (ii) the transferee is a mortgagee, pledgee or secured party that has foreclosed or accepted a transfer in lieu of foreclosure of the Interest.

9.2 Withdrawal of Interests of Member. The Interest of a Member in the Company may not be withdrawn from the Company prior to its dissolution.

SECTION 10. DISSOLUTION OF THE COMPANY.

10.1 Dissolution of the Company. The Company shall be dissolved upon a written action of the Member or upon the happening of such other events as result in a dissolution of the Company under the Act. In the event of the death of a Member, the transferee upon the death of the Member of the Member’s interest in the Company shall be admitted as the Member of the Company and the Company shall not be dissolved. In the event of dissolution, the Company shall commence an orderly winding-down process. The continuing operation of the Company’s business shall be confined to those activities reasonably necessary to wind up the Company’s affairs, discharge its obligations, and preserve and distribute its assets.

10.2 Distributions in Liquidation. In the event of the dissolution of the Company as provided for in Section 10.1, the proceeds of liquidation of the Company’s assets, and any assets that the Member determines are to be distributed in kind, shall be applied as follows:

(a) the debts, liabilities and obligations of the Company, other than debts to the Member, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Company’s assets to the Member has been completed, shall first be satisfied (whether by payment or by making reasonable provision for payment thereof);

(b) such debts as are owing to the Member shall next be paid or provided for; and

(c) the remaining proceeds, or assets to be distributed in kind, shall be distributed to the Member.

10.3 Certificate of Cancellation. As soon as possible (but in no event later than 90 days) following the completion of the winding up of the Company, the Member (or any other appropriate representative of the Company) shall execute a certificate of cancellation in the form prescribed by the Act and shall file the same with the office of the Secretary of State of the State of Delaware.

10.4 Liquidating Statement. The Member shall be furnished with a statement that shall set forth the assets and liabilities of the Company as of the date of complete liquidation.

SECTION 11. MISCELLANEOUS.

11.1 Amendment. This Agreement may be amended by a written action of the Member.

11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflict of laws) applicable to contracts made and to be performed therein.

11.3 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof void or unenforceable in any respect.

11.4 Headings. The headings and captions in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the terms or provisions hereof.

11.5 No Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement shall be construed as giving any person other than the parties hereto any right, remedy or claim under or in respect of this Agreement or any provision hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed and delivered as of the date first set forth above.

MEMBER:

Plankton Energy LLC
a New York limited liability company

By:	/s/ Daniel Giuffrida
Name:	Daniel Giuffrida
Title:	Authorized Person

Signature Page to LLC Agreement

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